Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121633 and 333-141266) and the Registration Statement on Form S-3 (No. 333-133536) of PlanetOut Inc. of our report dated March 25, 2005, except as to the change in segments discussed in Note 16 to the consolidated financial statements, as to which the date is August 6, 2007, relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California
August 6, 2007